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                                                                     EXHIBIT 4.8

                               AMENDMENT NO. 2 TO
                          SHAREHOLDER RIGHTS AGREEMENT

     This AMENDMENT NO. 2 TO SHAREHOLDER RIGHTS AGREEMENT (this "Amendment") is made as of April 24, 2002 by and between Wyndham International, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York corporation (the "Rights Agent"). All capitalized terms used herein without definition shall have the meanings ascribed to them in that certain Shareholder Rights Agreement dated as of June 29, 1999 between the Company and the Rights Agent (as amended, the "Agreement").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to make certain amendments to the Agreement;
and

     WHEREAS, no Triggering Event has occurred; and

     WHEREAS, pursuant to Section 27 of the Agreement, prior to the occurrence of a Triggering Event, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Agreement;

     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Amendment to Section 3(a). The second sentence of Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company and of the Convertible Preferred Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, substantially in the form attached hereto as Exhibit B (each, a "Rights Certificate"), evidencing one Right for each share of Common Stock so held (subject to adjustment as provided herein) or a number of Rights equal to the Conversion Number for each share of Convertible Preferred Stock so held (subject to adjustment as provided herein)."

     2. Amendment to Section 11(p). Section 11(p) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(p) Anything in this Agreement to the contrary notwithstanding, in the event that the Company shall at any time after the date of this Agreement but prior to the Distribution Date (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number

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     of shares, then in any such case (A) the number of one one-thousandths of a share of Preferred Stock purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-thousandths of a share of Preferred Stock so purchasable immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (B) each share of Common Stock outstanding and each share of Convertible Preferred Stock outstanding immediately after such event shall continue to have issued with respect to it that number of respective Rights which each share of Common Stock outstanding and each share of Convertible Preferred Stock outstanding immediately prior to such event had issued with respect to it, subject to adjustment as provided in this Agreement. The adjustments provided for in this Section 11(p) shall be made successively whenever such a dividend is declared or such a subdivision or combination is effected."

     3. New Section 11(q). The following Section 11(q) shall be added immediately after Section 11(p) of the Agreement:

          "(q) Anything in this Agreement to the contrary notwithstanding, in the event that the Company shall at any time after the date of this Agreement but prior to the Distribution Date (i) declare a dividend on the outstanding shares of Convertible Preferred Stock payable in shares of Convertible Preferred Stock other than dividends payable pursuant to
     Section 2 of the respective certificates of designation of the Convertible Preferred Stock (as amended or restated from time to time), (ii) subdivide the outstanding shares of Convertible Preferred Stock, or (iii) combine the outstanding shares of Convertible Preferred Stock into a smaller number of shares, and in the case of such event the Conversion Number shall not be adjusted to reflect such event, then in any such case (A) the number of one one-thousandths of a share of Preferred Stock purchasable after such event upon proper exercise of each Right associated with Convertible Preferred Stock then outstanding or issued or delivered thereafter but prior to the Distribution Date (whether or not the Convertible Preferred Stock is converted into shares of Common Stock after such event) shall be determined by multiplying the number of one one-thousandths of a share of Preferred Stock so purchasable immediately prior to such event by a fraction, the numerator of which is the number of shares of Convertible Preferred Stock outstanding immediately before such event and the denominator of which is the number of shares of Convertible Preferred Stock outstanding immediately after such event, and (B) each share of Convertible Preferred Stock outstanding immediately after such event shall continue to have issued with respect to it that number of Rights which each share of Convertible Preferred Stock outstanding immediately prior to such event had issued with respect to it, subject to adjustment as provided in this Agreement. The adjustments provided for in this Section 11(q) shall be made successively whenever such a dividend is declared or such a subdivision or combination is effected."

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     4. Effective Date. This Amendment shall be effective as of April 24, 2002, except that the provisions of this Amendment relating to Section 11(q)(i) shall be effective as of June 29, 1999.

     IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed by one of its duly authorized signatories as of the date first above written.

                                        WYNDHAM INTERNATIONAL, INC.


                                             /s/ MARK M. CHLOUPEK
                                        By:_____________________________________
                                                 Mark M. Chloupek
                                        Name:___________________________________
                                                 Vice President
                                        Title:__________________________________



                                        AMERICAN STOCK TRANSFER AND
                                        TRUST COMPANY, as Rights Agent

                                             /s/ PAULA CAROPPOLI
                                        By:_____________________________________
                                                 Paula Caroppoli
                                        Name:___________________________________
                                                 Vice President
                                        Title:__________________________________


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